Exhibit 99.1

For Immediate Release	Symbol: POT
August 17, 2010
Listed: TSX, NYSE
PotashCorp’s Board of Directors Rejects BHP Billiton’s Unsolicited,
Non-Binding Proposal as Grossly Inadequate
Saskatoon, Saskatchewan — Potash Corporation of Saskatchewan Inc. (“PotashCorp”) today announced that its Board of Directors has received and unanimously rejected an unsolicited proposal from BHP Billiton Limited (ASX: BHP; LSE: BLT; NYSE: BHP) (“BHP Billiton”) to enter into a transaction under which BHP Billiton would acquire PotashCorp for US$130 per share in cash. PotashCorp’s Board of Directors thoroughly reviewed BHP Billiton’s unsolicited proposal with the assistance of its independent financial and legal advisors and concluded that the proposal is grossly inadequate and it is not in the best interests of its shareholders for PotashCorp to enter into discussions with BHP Billiton.
“The PotashCorp Board of Directors unanimously believes that the BHP Billiton proposal substantially undervalues PotashCorp and fails to reflect both the value of our premier position in a strategically vital industry and our unparalleled future growth prospects,” said PotashCorp Chairman Dallas J. Howe. “After careful consideration, and in the interest of transparency, our Board determined to proactively disclose BHP Billiton’s unsolicited, non-binding proposal to our shareholders. We believe it is critical for our shareholders to be aware of this aggressive attempt to acquire their company for significantly less than its intrinsic value. The fertilizer industry is emerging from the recent global economic downturn, and we feel strongly that PotashCorp shareholders should benefit from the current and potential value of the Company. We believe the BHP Billiton proposal is an opportunistic effort to transfer that value to its own shareholders.”
PotashCorp President and Chief Executive Officer Bill Doyle commented, “Global demand for food is steadily increasing, creating an attractive operating environment for the entire fertilizer industry and, with our premier position, PotashCorp is uniquely poised to benefit. We believe our Board and management team are successfully executing our business plan and producing strong results. With our unmatched asset base and proven strategies, we believe we are well positioned to exceed the expectations of customers around the world and deliver compelling value to our shareholders.”
In making its determination, the PotashCorp Board of Directors considered a number of factors including:
•	The BHP Billiton Proposal Fails to Reflect PotashCorp’s Prospects for Continued Growth and Shareholder Value Creation: PotashCorp is poised to deliver strong earnings growth as agricultural fundamentals continue to strengthen, global demand for its products — especially potash — increases, and its strategic investments in new potash capacity uniquely position it to capture a disproportionate share of demand growth. The Company firmly believes it is on the verge of an inflection point, where potash demand will return to historical trend-line growth, supply will tighten, and pricing will improve. The powerful long-term drivers of the fertilizer business — population growth and improving diets in developing nations — changed little as a result of the global downturn, and the catalysts expected to fuel near- and medium-term demand are accelerating. A rising demand for food — coupled with historically low global grain inventories — support a powerful period of growth for agriculture. The PotashCorp Board believes that no other company is better positioned to capitalize on these growth opportunities.

The Board is confident that PotashCorp can deliver significantly greater value to its shareholders than BHP Billiton’s inadequate proposal.
•	PotashCorp is a Uniquely Valuable Asset: PotashCorp is uniquely positioned as the premier global producer with unparalleled potash assets in an industry characterized by substantial barriers to entry, few producers and no known product substitutes. The BHP Billiton proposal fails to adequately compensate PotashCorp shareholders for this strategic position and scarcity value. In addition, the BHP Billiton proposal does not reflect PotashCorp’s substantial recent and ongoing investments to increase capacity, the value of PotashCorp’s strategic equity investments in China, Chile, Jordan and Israel, and its unmatched ability to meet the needs of North American customers and growing offshore potash markets.
•	The BHP Billiton Proposal Represents a Wholly Inadequate Premium For Control: At US$130 per share, BHP Billiton is proposing a premium of only 16% over PotashCorp’s August 16, 2010 closing stock price. This low premium does not reflect the strategic importance, scarcity value and quality of PotashCorp’s assets, or the unique opportunity PotashCorp affords to BHP Billiton or any other acquiror. Furthermore, the premium offered is substantially inferior even to average control premiums globally and in Canada.
•	The BHP Billiton Proposal is Timed to Deprive PotashCorp Shareholders of Full Value: BHP Billiton is opportunistically attempting to transfer the upside value in PotashCorp to its own shareholders at the expense of PotashCorp shareholders. PotashCorp believes the timing of the BHP Billiton proposal is highly opportunistic and an ill-disguised attempt to exploit an anomaly in the equity market valuation of PotashCorp. PotashCorp believes that BHP Billiton intentionally launched its proposal just as the fertilizer industry emerges from an unprecedented demand decline associated with the global downturn in order to seize the value that PotashCorp is poised to create. The Company is confident that, given the demand growth and margin potential anticipated in the months and years ahead, the continued execution of PotashCorp’s strategic plan would deliver substantially more value to PotashCorp shareholders than the BHP Billiton proposal.
The Board of Directors communicated its response to BHP Billiton in a letter sent to its Chairman of the Board on August 17, 2010, the full text of which follows:
August 17, 2010
Jacques A. Nasser
Chairman of BHP Billiton Limited
BHP Billiton Centre
180 Lonsdale Street
Melbourne, VIC 3000
Australia
Dear Mr. Nasser:
The Board of Directors of Potash Corporation of Saskatchewan Inc. (PotashCorp) has reviewed your August 13, 2010 letter proposing that PotashCorp and BHP Billiton enter into discussions regarding a transaction in which BHP Billiton would acquire PotashCorp at US$130 per share in cash.

After carefully and thoroughly reviewing the contents of your unsolicited proposal, with the benefit of advice from our financial and legal advisors, we have unanimously concluded that your proposed price grossly undervalues PotashCorp and its strong prospects for continued growth and shareholder value creation.
In particular, we believe the timing of your proposal is highly opportunistic given that, among other things, the industry is still in the early stages of a recovery. In our view, PotashCorp is significantly and disproportionately undervalued as a result of our strategic decisions to match production with demand while continuing to invest in our infrastructure. The Board determined that your proposal fails to adequately recognize the value of PotashCorp’s premier position in the industry, the value of our planned capacity expansions and the value of our equity investments.
The PotashCorp Board strongly and unanimously believes that PotashCorp has a bright future as an independent company and nothing in your August 13, 2010 letter provides the basis for PotashCorp to alter its course. Accordingly, we do not believe the proposed transaction is in the best interests of our shareholders. As we are committed to open, transparent treatment of our shareholders and other stakeholders, we are making your proposal and our response publicly available.
Sincerely,
/s/ Dallas J. Howe
Dallas J. Howe
Board Chair
BofA Merrill Lynch, Goldman, Sachs & Co. and RBC Capital Markets are acting as financial advisors to PotashCorp and Jones Day and Stikeman Elliott are acting as its legal advisors.
About PotashCorp
Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise by capacity producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, third largest in each of nitrogen and phosphate; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and the world’s largest capacity for production of purified industrial phosphoric acid. PotashCorp’s common shares are listed on the Toronto Stock Exchange and the New York Stock Exchange. As of June 30, 2010, 49.03% of the common shares were held in Canada, 37.59% of the common shares were held in the United States and 13.38% of the common shares were held outside of Canada and the United States.

For further information, please contact:

Investors	Media
Denita Stann	Bill Johnson
Senior Director, Investor Relations	Director, Public Affairs
Phone: (847) 849-4277	Phone: (306) 933-8849
Email: ir@potashcorp.com	Email: pr@potashcorp.com

Eric Brielmann / Jamie Moser / Andrew Siegel
Joele Frank, Wilkinson Brimmer Katcher
Phone: (212) 355-4449
Web Site: www.potashcorp.com
This release contains forward-looking statements or forward-looking information (forward-looking statements). These statements are based on certain factors and assumptions including foreign exchange rates, expected growth, results of operations, performance, business prospects, evaluations and opportunities and effective income tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Several factors could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to: future actions taken by BHP Billiton in connection with its unsolicited, non-binding proposal; fluctuations in supply and demand in fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; the recent global financial crisis and conditions and changes in credit markets; the results of sales contract negotiations with China and India; timing and amount of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets and corresponding effects on the company’s investments; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflow; strikes and other forms of work stoppage or slowdowns; changes in and the effects of, government policy and regulations; and earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2009 under captions “Forward-Looking Statements” and “Item 1A — Risk Factors” and in our other filings with the US Securities and Exchange Commission and Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
PotashCorp will host a conference call on Tuesday, August 17, 2010 at 8:30 am Eastern Time.
A slide presentation will accompany the conference call and
will be available on the Company’s website.
Please note the appropriate dial-in number for your location below and call at least 10 minutes prior to the start time.
No reservation ID is required.
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From Canada dial:	1-877-354-7102
From USA dial:	1-877-902-6545
From elsewhere dial:	+1-412-902-6510
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Alternatively, visit www.potashcorp.com for a live webcast of the conference call.
This news release is also available on the Company’s website.

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